   Exhibit 23.1

Consent of Independent Registered Public Accounting Firm, George Stewart, CPA

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX (206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of our report on the Financial Statements of Bemax Inc. as of May 31, 2015 and 2014, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.
We also consent to the reference to us under the heading "Experts" in this registration statement.

Very truly yours,

/S/ George Stewart
George Stewart, CPA

August 5, 2015.